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                                                                  EXHIBIT 3.4


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                    HMSR INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                              THE STATE OF DELAWARE

         HMSR Inc. (hereinafter called the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That the Board of Directors of said Corporation (the "Board"), pursuant to a written action in lieu of a meeting, as filed with the minutes of the Board, duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and proposing and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

         RESOLVED:     Article FIRST of the Certificate of Incorporation of
                       the Corporation is hereby amended to read in its entirety as follows:

                       "The name of the Corporation is Point Therapeutics, Inc."

         RESOLVED:     Upon the effectiveness hereof, the following paragraph
                       of Article FOURTH of the Certificate of Incorporation of to Corporation be amended by inserting the succeeding paragraph immediately following the first paragraph of Article Fourth:

                       "Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the DGCL (the "Effective Time"), each share of the Corporation's Common Stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one-tenth (1/10) of a share of Common Stock, par value $0.01 per share, of the Corporation (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one-tenth (1/10)."

         SECOND: That the effective date and time of this Certificate of Amendment of Certificate of Incorporation shall be March 15, 2002 at 4:30 p.m.



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             IN WITNESS WHEREOF, HMSR Inc. has caused this Certificate to be signed by John F. McGuire,  III, its President,  this 15th day of March, 2002.


                                                     HMSR INC.


                                                     By: /s/ John F. McGuire
                                                     ---------------------------
                                                     Name:  John F. McGuire, III
                                                     Title: President